                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                   FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

                                       AND

                           SOUTHERN COMMUNITY BANCORP

                           DATED AS OF MARCH 19, 2004

                                LIST OF EXHIBITS

EXHIBIT
 NUMBER              DESCRIPTION
 ------              -----------
   1                 Form of agreement of affiliates of SCB (Section 8.10)
   2                 Description of employment terms (Section 8.11)
   3                 Form of outside directors' Non-Compete Agreement (Section 9.2(e))
   4                 Form of opinion of Shutts & Bowen LLP (Section 9.2(f))
   5                 Form of opinion of Smith, Gambrell & Russell LLP (Section 9.3(d))

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 19th day of March 2004, by and between FIRST NATIONAL BANKSHARES OF FLORIDA, INC., a Florida corporation ("FLB"), and SOUTHERN COMMUNITY BANCORP, a Florida corporation ("SCB").

                                    PREAMBLE

         The Boards of Directors of SCB and FLB believe that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of SCB by FLB pursuant to the merger of SCB with and into FLB (the "Merger"). At the effective time of such Merger, the outstanding shares of the capital stock of SCB shall be converted into the right to receive shares of the common stock of FLB (except as provided herein). As a result, shareholders of SCB shall become shareholders of FLB. The transactions described in this Agreement are subject to the approvals of the shareholders of SCB and FLB, the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, SCB shall be merged with and into FLB in accordance with the provisions of the FBCA. At the Effective Time, the separate existence of SCB shall cease, and FLB shall be the surviving corporation resulting from the Merger (the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Florida. From and after the Effective Time, the Merger shall have the effects specified in the FBCA. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of SCB and FLB.

         1.2 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing"), including the Merger, shall take place on a date and at a time specified by the Parties as they, acting through their chief executive officers, may mutually agree. Subject to the terms and conditions hereof, unless mutually agreed upon in writing by each Party, the Parties shall use commercially reasonable efforts to cause the Closing to occur on, but not prior to, the fifth business day following the Approval Date.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective upon (i) the date and time at which the Articles of Merger shall have been accepted for filing by the Florida Department of State, or (ii) such later date and time as is agreed in writing by FLB and SCB and specified in the Articles of Merger (the time at which the Merger becomes effective referred to herein as the "Effective Time"). Unless FLB and SCB otherwise mutually agree in writing, the Parties to this Agreement shall use their best efforts to cause the Effective Time to occur on the date of Closing.

                                   ARTICLE 2

                                 TERMS OF MERGER

         2.1 Articles of Incorporation. The Articles of Incorporation of FLB in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.2 Bylaws. The Bylaws of FLB in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed in accordance with applicable Law.

         2.3 FLB Board of Directors. Following the Effective Time, the number of members of the FLB Board of Directors shall be increased by three (which shall be accomplished by creating one vacancy in each of the three classes of FLB directors) and three of the present members of the Board of Directors of SCB selected by SCB (subject to the consent of FLB, which shall not be unreasonably withheld) shall be elected by the FLB Board of Directors to fill the vacancies so created. In connection with the annual meeting of FLB next following the Effective Time, FLB shall nominate the SCB Directors for election as directors by the stockholders of FLB, to continue serving in the class to which such directors were appointed and FLB shall solicit proxies for such directors' election at such annual meeting. The term "SCB Directors" shall mean the individuals who shall be designated to become members of the Board of Directors of FLB as of the Effective Time pursuant to this Section 2.3.

         2.4 First National Bank of Florida Board of Directors. Following the Effective Time, FLB shall cause a minimum of two of the members of the Board of Directors of SCB selected by SCB (subject to the consent of FLB, which shall not be unreasonably withheld) to be elected as directors of the First National Bank of Florida.

                                   ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1      Conversion of Shares. Subject to the provisions of this
Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FLB, or SCB, or the shareholders of either, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of FLB Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Subject to Section 3.4 relating to fractional shares, each share of SCB Common Stock (excluding shares to be cancelled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for a number of shares of FLB Common Stock equal to the Exchange Ratio.

         (c) As used herein, the following terms shall have the meanings set forth below:

                  "Exchange Ratio" shall mean 1.62; provided, that if the Closing FLB Value is greater than $20.00, then the term "Exchange Ratio" shall be equal to the quotient obtained by dividing the SCB Value by the Closing FLB Value, rounded to the nearest ten-thousandth.

                  "SCB Value" shall mean the sum of (i) $32.40 and (ii) one-half the difference obtained by subtracting $32.40 from the product of 1.62 multiplied by the Closing FLB Value.

                  "Closing FLB Value" shall mean the average per share closing price of FLB Common Stock on the NYSE over the twenty consecutive trading days ending on the fifth trading day preceding the Effective Time.

         3.2 Anti-Dilution Provisions. In the event FLB changes the number of shares of FLB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be adjusted in a manner that shall result in each share of SCB Common Stock being exchanged into shares of FLB Common Stock having the same value as would have occurred had such stock split, stock dividend, recapitalization, reclassification or similar transaction not occurred.

         3.3 Shares Held by SCB or FLB. Each share of SCB Common Stock, if any, held by any SCB Company or by any FLB Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Each shareholder of SCB will have the option of enrolling the shares of FLB Common Stock issued to such shareholder pursuant to the Merger in FLB's Dividend Reinvestment and Stock Purchase Plan (the "DRIP Plan"). Notwithstanding any other provision of this Agreement, each holder of SCB Common Stock exchanged pursuant to the Merger who elects not to enroll in the DRIP Plan and who would otherwise have been entitled to receive a fraction of a share of FLB Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of FLB Common Stock multiplied by the closing price of FLB Common Stock as reported by the NYSE on the last trading day preceding the Closing. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares. Each shareholder of SCB electing to enroll in the DRIP Plan will receive his or her share of FLB Common Stock issued pursuant to the Merger in book-entry form, with any fractional share rounded to the third decimal place, and such shareholder will be entitled to dividends and voting rights with respect to such fractional share.

         3.5      Treatment of Options and Warrants.

                  (a) At the Effective Time, each option, warrant or other right to purchase or acquire SCB Common Stock (collectively, the "SCB Options") pursuant to stock awards, stock options, stock appreciation rights, or other benefits granted by SCB pursuant to any employee stock option plan or other arrangement of SCB ("SCB Stock Plans"), which SCB Options are outstanding at the Effective Time of the Merger, whether or not such SCB Options are then vested or exercisable, shall be converted into and become rights with respect to FLB Common Stock, and FLB shall assume each SCB Option, in accordance with the terms of the SCB Stock Plans, stock option agreement, or warrant agreement by which it is evidenced, except that from and after the Effective Time (i) FLB and its Compensation Committee shall be substituted for SCB and the compensation committee of SCB's Board of Directors, including, if applicable, the entire Board of Directors of SCB, administering such SCB Stock Plans, (ii) each SCB Option assumed by FLB may be exercised solely for shares of FLB Common Stock,
(iii) the number of shares of FLB Common Stock subject to each such SCB Option shall be equal to the number of shares of SCB Common Stock subject to each such SCB Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such SCB Option will be adjusted by dividing the per share exercise price under each such SCB Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, FLB shall not be obligated to issue any fraction of a share of FLB Common Stock upon exercise of SCB Options and any fraction of a share of FLB Common Stock that otherwise would be subject to a converted SCB Option shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of FLB Common Stock on the date of exercise and the per share exercise price of such Option. SCB and FLB agree to take all necessary steps to effectuate the foregoing provisions of this
Section 3.5.

                  (b) As soon as practicable after the Effective Time, FLB shall deliver to the participants in each SCB Stock Plans an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such SCB Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.5(a) of this Agreement after giving effect to the Merger), and FLB shall comply with the terms of each SCB Stock Plans to ensure, to the extent required by, and subject to the provisions of, such SCB Stock Plans, that SCB Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, FLB shall take all corporate action necessary to reserve for issuance sufficient shares of FLB Common Stock for delivery upon exercise of SCB Options assumed by it in accordance with this Section 3.5. As soon as practicable after the Effective Time, and, in any event within 10 days after the Effective Date, FLB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of FLB Common Stock subject to such SCB Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or the prospectuses contained therein), for so long as such options remain outstanding. With respect to individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, FLB shall administer the SCB Stock Plans assumed pursuant to this Section 3.5 in a manner which complies with Rule 16b-3 promulgated under the 1934 Act to the extent the SCB Stock Plans complied with such Rule prior to the Merger.

                  (c) All restrictions or limitations on transfer with respect to the SCB Common Stock awarded under the SCB Stock Plans or any other plan, program, or arrangement of SCB, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect. FLB acknowledges that all outstanding options under SCB Stock Plans will be fully vested as of the Effective Time.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. At the Effective Time, FLB shall deposit, or shall cause to be deposited, with First National Bank of Florida, a wholly owned subsidiary of FLB (the "Exchange Agent") certificates evidencing shares of FLB Common Stock and cash in such amounts necessary to provide all consideration required to be exchanged by FLB for shares of SCB Common Stock pursuant to the terms of this Agreement. Promptly after the Effective Time, FLB shall cause the Exchange Agent to mail to the former shareholders of SCB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SCB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of SCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares (the "Certificates") to the Exchange Agent and shall upon surrender thereof promptly receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all declared but undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of SCB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of such holder's Certificates, cash in lieu of any fractional share of FLB Common Stock to which such holder may be otherwise entitled (without interest). FLB shall not be obligated to deliver the consideration to which any former holder of SCB Common Stock is entitled as a result of the Merger until either such holder surrenders such holder's Certificates for exchange as provided in this Section 4.1; or, in the event that such Certificates have been lost, stolen or destroyed, such holder complies with Section 4.3. The Certificates so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither FLB nor the Exchange Agent shall be liable to a holder of SCB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former SCB Shareholders. The stock transfer books of SCB shall be closed as to holders of SCB Common Stock immediately prior to the Effective Time and no transfers of SCB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each Certificate theretofore representing SCB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor, subject, however, to FLB's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by SCB in respect of such SCB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Until 90 days after the Effective Time, former shareholders of record of SCB shall be entitled to vote at any meeting of FLB stockholders the number of shares of FLB Common Stock into which their respective shares of SCB Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing FLB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FLB on the FLB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of FLB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1 of this Agreement, or complies with Section 4.3, if applicable. However, upon surrender of such Certificate or upon compliance with Section 4.3, both the FLB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such Certificate. Any portion of the consideration (including the proceeds of any investments thereof) which had been made available to the Exchange Agent pursuant to Section 4.1 of this Agreement that remains unclaimed by the shareholders of SCB for 12 months after the Effective Time shall be paid to FLB. Any shareholders of SCB who have not theretofore complied with this Article 4 shall thereafter look only to FLB (subject to abandoned property, escheat or similar laws) and only as general creditors thereof for payment of their shares of FLB Common Stock, cash in lieu of fractional shares, and unpaid dividends and distributions on the FLB Common Stock deliverable in respect of each SCB Common Share such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         4.3 Lost Stock Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by FLB, the posting by such person of a bond in such amount as FLB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of FLB Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF SCB

         SCB hereby represents and warrants to FLB as follows:

         5.1 Organization, Standing, and Power. SCB is a corporation duly organized, validly existing, and its status is active under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. SCB is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

         5.2      Authority; No Breach by Agreement.

                  (a) SCB has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of SCB and to such Consents of Regulatory Authorities as required under applicable Law, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SCB and the consummation by SCB of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SCB, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by FLB) and to such Consents of Regulatory Authorities as required by applicable law, this Agreement represents a legal, valid and binding obligation of SCB, enforceable against SCB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by SCB, nor the consummation by SCB of the transactions contemplated hereby, nor compliance by SCB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SCB's Articles of Incorporation or Bylaws, or, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SCB Company under, any Contract or Permit of any SCB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(a), (b) and (c) of this Agreement, violate any Order or any Law applicable to any SCB Company or any of their respective material Assets which will have a Material Adverse Effect on SCB.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SCB of the Merger and the other transactions contemplated in this Agreement.

         5.3      Capital Stock.

                  (a) The authorized capital stock of SCB consists of 10,000,000 shares of SCB Common Stock, of which 7,215,561 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of SCB are duly and validly issued and outstanding and are fully paid and nonassessable under the FBCA. None of the outstanding shares of capital stock of SCB has been issued in violation of any preemptive rights. SCB has reserved 2,612,378 shares of SCB Common Stock for issuance under the SCB Stock Plans, pursuant to which, as of the date of this Agreement, options and warrants to purchase not more than 1,070,940 shares of SCB Common Stock are outstanding.

                  (b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of SCB outstanding and no outstanding Rights relating to the capital stock of SCB.

         5.4 SCB Subsidiaries. Except as disclosed in Section 5.4 of the SCB Disclosure Memorandum, the list of Subsidiaries of SCB filed by SCB as
Exhibit 21.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is a true and complete list of all of the SCB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 5.4 of the SCB Disclosure Memorandum, SCB or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each SCB Subsidiary. No equity securities of any SCB Subsidiary are or may become required to be issued (other than to another SCB Company) by reason of any Rights, and there are no Contracts by which any SCB Subsidiary is bound to issue (other than to another SCB Company) additional shares of its capital stock or Rights or by which any SCB Company is or may be bound to transfer any shares of the capital stock of any SCB Subsidiary (other than to another SCB Company). There are no Contracts relating to the rights of any SCB Company to vote or to dispose of any shares of the capital stock of any SCB Subsidiary. All of the shares of capital stock of each SCB Subsidiary held by a SCB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized, and are owned by such SCB Company free and clear of any Liens. Each SCB Subsidiary is either a bank or a corporation, and is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each SCB Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB. Each SCB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         5.5      SEC Filings; Financial Statements

                  (a) SCB has filed and made available to FLB accurate and complete copies of all SEC Documents required to be filed by SCB with the SEC since January 1, 2000 (collectively, the "SCB SEC Reports"). The SCB SEC Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SCB SEC Reports or necessary in order to make the statements in such SCB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for SCB Subsidiaries that are registered as brokers, dealers, investment advisers or associated persons thereof, none of the SCB Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the SCB Financial Statements (including, in each case, any related notes) contained in the SCB SEC Reports complied, and each SEC Document filed by SCB after the date of this Agreement until the Effective Time will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), and fairly presented the consolidated financial position of SCB and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring adjustments which were not or are not expected to be material in amount.

         5.6 Absence of Certain Changes or Events. Since the date of the most recent balance sheet of SCB contained in the Form 10-K or Form 10-Q most recently filed by SCB, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

         5.7      Tax Matters

                  (a) All Tax Returns required to be filed by or on behalf of any of the SCB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on SCB, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on SCB, except as reserved against in the SCB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) Adequate provision for any Taxes due or, to the Knowledge of SCB, to become due for any of the SCB Companies for the period or periods through and including the date of the respective SCB Financial Statements has been made and is reflected on such SCB Financial Statements.

                  (c) Deferred Taxes of the SCB Companies have been adequately provided for in the SCB Financial Statements.

                  (d) Each of the SCB Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (e) None of the SCB Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by
Section 355 or Section 361 of the Internal Revenue Code.

                  (f) Except as set forth in Section 5.7 of the SCB Disclosure Memorandum, none of the SCB Companies is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code as a result of the transactions contemplated by this Agreement.

         5.8 Compliance With Laws. SCB is duly registered as a bank holding company under the BHC Act. Each SCB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB. None of the SCB Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB. Except as set forth in Section 5.8 of the SCB Disclosure Memorandum, no SCB
Company:

                           (i)      is in violation of any Laws, Orders, or
Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB; or

                           (ii)     has received any notification or
communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SCB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB, or (iii) requiring any SCB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         5.9 Assets. Except as disclosed in Section 5.9 of the SCB Disclosure Memorandum, the SCB Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on SCB or its Subsidiaries taken as a whole), to all of their respective Assets. All Assets which are material to SCB's business on a consolidated basis, held under leases or subleases by any of the SCB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The SCB Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 5.9 of the SCB Disclosure Memorandum. None of the SCB Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 5.9 of the SCB Disclosure Memorandum, to the Knowledge of SCB there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any SCB Company under such policies.

         5.10 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of SCB, threatened against any SCB Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SCB Company.

         5.11 Reports. Since January 1, 2000, or the date of organization if later, each SCB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB). As of its respective date, each such report and document, including the financial statements, exhibits, and schedules thereto, (i) complied in all material respects with all applicable Laws, and (ii) did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.12 Statements True and Correct. None of the information supplied or to be supplied in writing by any SCB Company or any Affiliate thereof for inclusion in the Registration Statement, taken as a whole, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any SCB Company or any Affiliate thereof which is included in the Joint Proxy Statement or any other documents to be filed by SCB or FLB with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of FLB or SCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the FLB Shareholders' Meeting or the SCB Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FLB Shareholders' Meeting or the SCB Shareholders' Meeting. All documents that any SCB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.13 Tax and Regulatory Matters. No SCB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         5.14     Environmental Matters.

                  (a)      To the Knowledge of SCB, except as disclosed in
Section 5.14 of the SCB Disclosure Memorandum, each SCB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (b) Except as disclosed in Section 5.14 of the SCB Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of SCB, threatened before any court, governmental agency, or authority or other forum in which any SCB Company or any of its Loan Properties or Participation Facilities (or any SCB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (c)      To the Knowledge of SCB, except as disclosed in
Section 5.14 of the SCB Disclosure Memorandum, there is no reasonable basis for any Litigation of a type described above in Section 5.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (d) To the Knowledge of SCB, during the period of (i) SCB's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) SCB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) SCB's or any of its Subsidiaries' holding a security interest in a Loan Property, there has been no release of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a SCB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

         5.15 Outstanding FLB Common Stock. As of the date of this Agreement, the SCB Companies do not beneficially own any shares of FLB Common Stock for their own accounts (not including those held in a fiduciary or trust capacity for, or on behalf of, unaffiliated third parties). During the term of this Agreement, no SCB Company shall purchase or otherwise acquire beneficial ownership of any FLB Common Stock except pursuant to the terms of this Agreement.

         5.16 Material Contracts. Except as set forth in the SCB SEC Reports or in Section 5.16 of the SCB Disclosure Memorandum, no SCB Company is a party to or bound by any "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (each such contract a "SCB Contract"). With respect to each SCB Contract and except as disclosed in Section 5.16 of the SCB Disclosure Memorandum: (i) such SCB Contract is in full force and effect;
(ii) no SCB Company is in material Default thereunder; (iii) no SCB Company has repudiated or waived any material provision of any such SCB Contract; and (iv) no other party to any such Contract is, to the Knowledge of SCB, in Default in any respect or has repudiated or waived any material provision thereunder.

         5.17     Employee Benefit Plans.

                  (a) SCB has disclosed in Section 5.17 of the SCB Disclosure Memorandum, and has delivered or made available to FLB prior to the execution of this Agreement, copies in each case of: (i) all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any SCB Company or ERISA Affiliate (as defined below) thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SCB Benefit Plans"); (ii) all insurance contracts, annuity contracts and other funding vehicles relating to the SCB Benefit Plans; (iii) all material agreements entered into with service providers in connection with the SCB Benefit Plans; and (iv) summary plan descriptions, favorable Internal Revenue Service determination letters for each SCB ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the most recently available Form 5500 annual reports, certified financial statement and actuarial reports for the SCB Benefit Plans. Any of the SCB Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA), is referred to herein as a "SCB ERISA Plan." Each SCB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA) is referred to herein as a "SCB Pension Plan." No SCB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA. No SCB Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since the date the foregoing documents were delivered or made available to FLB, no amendments to any SCB Benefit Plan have been made. Except as disclosed in Section 5.17 of the SCB Disclosure Memorandum, SCB does not maintain any unwritten SCB Benefit Plans. No SCB Company nor any ERISA Affiliate is a party to a collective bargaining agreement. SCB has disclosed in Section 5.17 of the SCB Disclosure Memorandum a complete and accurate list of (A) each ERISA Affiliate, and (B) each SCB ERISA Plan that has not been adopted by each ERISA Affiliate that maintains a separate payroll.

                  (b) Except as disclosed in Section 5.17 of the SCB Disclosure Memorandum, all SCB Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, COBRA (as defined below) and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB, and each SCB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (which may be a favorable determination issued to the sponsoring organization of a master, prototype or volume submitter plan) from the Internal Revenue Service, and SCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in
Section 5.17 of the SCB Disclosure Memorandum, no SCB Company nor any ERISA Affiliate has any liability to the Internal Revenue Service with respect to any SCB Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code, and no SCB Company has engaged in a transaction with respect to any SCB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SCB Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (c) Except as disclosed in Section 5.17 of the SCB Disclosure Memorandum, no SCB Pension Plan has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Section 5.17 of the SCB Disclosure Memorandum, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any SCB Pension Plan, (ii) no change in the actuarial assumptions with respect to any SCB Pension Plan, and (iii) no increase in benefits under any SCB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB or materially adversely affect the funding status of any such plan. Neither any SCB Pension Plan nor any "single- employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any SCB Company, or the single-employer plan of any entity which is considered one employer with SCB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on SCB. No SCB Company has provided, or is required to provide, security to a SCB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any SCB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which liability is reasonably likely to have a Material Adverse Effect on SCB. No SCB Company has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which liability is reasonably likely to have a Material Adverse Effect on SCB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any SCB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. No SCB Company nor ERISA Affiliate has filed a notice of intent to terminate any ERISA Pension Plan or has adopted any amendment to treat such Plan as terminated. The Pension Benefit Guaranty Corporation has not instituted proceedings to treat any ERISA Pension Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any SCB Pension Plan.

                  (e) Except as disclosed in Section 5.17 of the SCB Disclosure Memorandum, no SCB Company has any liability for retiree health and life benefits under any of the SCB Benefit Plans other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended and Sections 601 through 608 of ERISA ("COBRA") or by any similar state law, and there are no restrictions on the rights of such SCB Company to amend or terminate any such plan without incurring any liability thereunder, which liability is reasonably likely to have a Material Adverse Effect on SCB. There is no pending or, to the Knowledge of SCB, threatened complaint, claim (other than a routine claim for benefits submitted by participants or beneficiaries), proceeding, audit or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any SCB Benefit Plan.

                  (f) Except as disclosed in Section 5.17 of the SCB Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any SCB Company from any SCB Company under any SCB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SCB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any SCB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section

412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the SCB Financial Statements to the extent required by and in accordance with GAAP.

                  (h) Except as disclosed in Section 5.17(h) of the SCB Disclosure Memorandum, all contributions and payments made or accrued with respect to all SCB Benefit Plans are deductible under Sections 404 or 162 of the Internal Revenue Code and, if not made, are properly reflected on the financial statements of the SCB Companies and ERISA Affiliates. No event has occurred or circumstance exists that could result in an increase in premium costs of insured or self-insured SCB Benefit Plans that would have a Material Adverse Effect on SCB. Levels of insurance reserves, trust funding and accrued liabilities with respect to all ERISA Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

         5.18 State Takeover Laws. SCB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement and the transactions contemplated hereby and thereby are exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover Laws of the State of Florida.

         5.19 Opinion of Financial Advisor. SCB has received the written opinion of SunTrust Robinson Humphrey, a division of SunTrust Capital Markets, Inc., its financial advisor, to the effect that, as of the date hereof, the consideration to be received by the SCB shareholders, based upon and subject to the limitations set forth in such opinion, is fair to the SCB shareholders from a financial point of view.

                                   ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF FLB

         FLB hereby represents and warrants to SCB as follows:

         6.1 Organization, Standing, and Power. FLB is a corporation duly organized, validly existing, and its status is active under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. FLB is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

         6.2      Authority; No Breach By Agreement.

                  (a) FLB has the corporate power and authority necessary to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement by the shareholders of FLB and to such Consents of Regulatory Authorities as required under applicable Law, to perform its obligations under this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by FLB and the consummation by FLB of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FLB, subject to the approval of this Agreement by its shareholders as contemplated by Section 8.1 of this Agreement. Subject to such requisite shareholder approval (and assuming due authorization, execution and delivery by SCB) and to such Consents of

Regulatory Authorities as required by applicable law, this Agreement represents a legal, valid, and binding obligation of FLB, enforceable against FLB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by FLB, nor the consummation by FLB of the transactions contemplated hereby, nor compliance by FLB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FLB's Articles of Incorporation or Bylaws, or, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FLB Company under, any Contract or Permit of any FLB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(a), (b) and (c) of this Agreement, violate any Order or any Law applicable to any FLB Company or any of their respective material Assets which will have a Material Adverse Effect on FLB.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FLB of the Merger and the other transactions contemplated in this Agreement.

         6.3      Capital Stock.

                  (a) The authorized capital stock of FLB consists of (i) 500,000,000 shares of FLB Common Stock, of which 46,293,993 shares were issued and outstanding as of the date of this Agreement and (ii) 20,000,000 shares of FLB Preferred Stock, of which no shares were issued and outstanding as of the date of this Agreement ("FLB Capital Stock"). All of the issued and outstanding shares of FLB Capital Stock are, and all of the FLB Common Stock to be issued in exchange for SCB Common Stock upon consummation of the Merger will be authorized and reserved for issuance prior to the Effective Time and, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of FLB Capital Stock has been, and none of the shares of FLB Common Stock to be issued in exchange for shares of FLB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FLB. None of the outstanding shares of capital stock of FLB has been issued in violation of any preemptive rights. FLB has reserved 5,930,784 shares of FLB Common Stock for issuance under the FLB Stock Plans, pursuant to which, as of the date of this Agreement, options and warrants to purchase not more than 4,432,000 shares of FLB Common Stock are outstanding.

                  (b) Except as set forth in Section 6.3(a) of this Agreement, there are no shares of capital stock or other equity securities of FLB outstanding and no outstanding Rights relating to the capital stock of FLB.

         6.4 FLB Subsidiaries. The list of Subsidiaries of FLB filed by FLB with its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, is a true and complete list of all of the FLB Subsidiaries as of the date of this Agreement. Except as disclosed in Section 6.4 of the FLB Disclosure Memorandum, FLB owns all of the issued and outstanding shares of capital stock of each FLB Subsidiary. No equity securities of any FLB Subsidiary are or may become required to be issued (other than to another FLB Company) by reason of any Rights, and there are no Contracts by which any FLB Subsidiary is bound to issue (other than to another FLB Company) additional shares of its capital stock or Rights or by which any FLB Company is or may be bound to transfer any shares of the capital stock of any FLB Subsidiary (other than to another FLB Company). There are no Contracts relating to the rights of any FLB Company to vote or to dispose of any shares of the capital stock of any FLB Subsidiary. All of the shares of capital stock of each FLB Subsidiary held by a FLB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized (except, in the case of Subsidiaries that are national banks, for the assessment contemplated by 12 U.S.C. Section 55), and are owned by the FLB Company free and clear of any Lien. Each FLB Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each FLB Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB. Each FLB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

         6.5      SEC Filings; Financial Statements.

                  (a) FLB has filed and made available to SCB accurate and complete copies of all SEC Documents required to be filed by FLB with the SEC since its organization (collectively, the "FLB SEC Reports"). The FLB SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FLB SEC Reports or necessary in order to make the statements in such FLB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FLB Subsidiaries that are registered as brokers, dealers, investment advisers, or associated persons thereof, none of the FLB Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the FLB Financial Statements (including, in each case, any related notes) contained in the FLB SEC Reports, complied, and each SEC Document filed by FLB after the date of this Agreement until the Effective Time will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of FLB and its Subsidiaries at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring adjustments which were not or are not expected to be material in amount.

         6.6 Absence of Certain Changes or Events. Since the date of the most recent balance sheet of FLB contained in the Form 10-K or Form 10-Q most recently filed by FLB, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

         6.7      Tax Matters.

                  (a) All Tax Returns required to be filed by or on behalf of any of the FLB Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FLB, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FLB, except as reserved against in the FLB Financial Statements delivered prior to the date of this Agreement. All Taxes and other liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

                  (b) Adequate provision for any Taxes due or, to the knowledge of FLB, to become due for any of the FLB Companies for the period or periods through and including the date of the respective FLB Financial Statements has been made and is reflected on such FLB Financial Statements.

                  (c) Deferred Taxes of the FLB Companies have been adequately provided for in the FLB Financial Statements.

                  (d) Each of the FLB Companies is in compliance with, and its records contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (e) F.N.B. Corporation ("FNB") has received a ruling dated December 11, 2003 (the "Ruling") from the Internal Revenue Service (the "IRS"), to the effect that the Distribution (as defined below) qualifies as a tax-free spin-off for federal income tax purposes under Section 355 of the Code. The factual assumptions and representations made by FNB and FLB to the IRS in connection with the Ruling were valid, accurate, true, correct and complete at the time made and, to the Knowledge of FLB, are valid, accurate, true, correct and complete as of the date hereof; and all facts and representations which would have been material to the IRS in issuing the Ruling were submitted by FNB and FLB to the IRS. FNB and FLB have properly reported to, and filed all necessary documents with, the IRS to properly treat the Distribution as a tax-free spin-off for federal income tax purposes under Section 355 of the Code, and have not filed or recorded any documents inconsistent with such treatment. For purposes of this Section, "Distribution" means the distribution of the shares of FLB Common Stock made on January 1, 2004 by FNB to its shareholders of record of December 26, 2003.

         6.8 Compliance With Laws. FLB is duly registered as a financial holding company under the BHC Act. Each FLB Company has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB. None of the FLB Companies is presently in Default under or in violation of any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB. No FLB Company:

                           (i)      is in violation of any Laws, Orders, or
Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB; or

                           (ii)     has received any notification or
communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FLB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB, or (iii) requiring any FLB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

         6.9 Assets. Except as disclosed in Section 6.9 of the FLB Disclosure Memorandum, the FLB Companies have good and marketable title, free and clear of all Liens (except for those Liens which are not likely to have a Material Adverse Effect on FLB or its Subsidiaries taken as a whole), to all of their respective Assets. All Assets which are material to FLB's business on a consolidated basis, held under leases or subleases by any of the FLB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FLB Companies currently maintain insurance in amounts, scope, and coverage as disclosed in Section 6.9 of the FLB Disclosure Memorandum. None of the FLB Companies has received written notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as disclosed in Section 6.9 of the FLB Disclosure Memorandum, to the Knowledge of FLB there are presently no occurrences giving rise to a claim under such policies of insurance and no notices have been given by any FLB Company under such policies.

         6.10 Legal Proceedings. Except as disclosed in Section 6.10 of the FLB Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of FLB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FLB Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FLB Company.

         6.11 Reports. Since January 1, 2000, or the date of organization if later, each FLB Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB). As of its respective date, each such report and document, including the financial statements, exhibits, and schedules thereto, (i) complied in all material respects with all applicable Laws, and (ii) did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         6.12 Statements True and Correct. None of the information supplied or to be supplied by any FLB Company or any Affiliate thereof for inclusion in the Registration Statement, taken as a whole, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FLB Company or any Affiliate thereof which is included in the Joint Proxy Statement or any other documents to be filed by FLB or SCB with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of FLB or SCB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the FLB Shareholders' Meeting or the SCB Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FLB Shareholders' Meeting or the SCB Shareholders' Meeting. All documents that any FLB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.13 Tax and Regulatory Matters. No FLB Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

         6.14     Environmental Matters.

                  (a)      To the Knowledge of FLB, except as disclosed in
Section 6.14 of the FLB Disclosure Memorandum, each FLB Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (b) Except as disclosed in Section 6.14 of the FLB Disclosure Memorandum, there is no Litigation pending, or, to the Knowledge of FLB, threatened before any court, governmental agency, or authority or other forum in which any FLB Company or any of its Loan Properties or Participation Facilities (or any FLB Company in respect of any such Loan Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving any of its Loan Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (c) To the Knowledge of FLB, there is no reasonable basis for any Litigation of a type described above in Section 6.14(b), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (d)      To the Knowledge of FLB, except as disclosed in
Section 6.14 of the FLB Disclosure Memorandum, during the period of (i) FLB's or any of its Subsidiaries' ownership or operation of any of their respective properties, (ii) FLB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) FLB's or any of its Subsidiaries' holding a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property of a FLB Company, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

         6.15 Outstanding SCB Common Stock. As of the date of this Agreement, FLB Companies do not beneficially own any shares of SCB Common Stock for their own accounts (not including those held in a fiduciary or trust capacity for, or on behalf of, unaffiliated third parties). During the term of this Agreement, no FLB Company shall purchase or otherwise acquire beneficial ownership of any shares of SCB Common Stock except pursuant to the terms of this Agreement.

         6.16 Material Contracts. Except as set forth in the FLB SEC Reports, no FLB Company is a party to or bound by any "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC (each such contract a "FLB Contract"). With respect to each FLB Contract (i) such FLB Contract is in full force and effect; (ii) no FLB Company is in Default thereunder; (iii) no FLB Company has repudiated or waived any material provision of any such FLB Contract; and (iv) no other party to any such FLB Contract is, to the Knowledge of FLB, in Default in any respect or has repudiated or waived any material provision thereunder.

         6.17     Employee Benefit Plans.

                  (a) FLB has disclosed in Section 6.17 of the FLB Disclosure Memorandum, and has delivered or made available to SCB prior to the execution of this Agreement copies or summaries in each case of, all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FLB or any of its Subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FLB Benefit Plans"). Any of the FLB Benefit Plans which is an "employee pension benefit plan" (as that term is defined in Section 3(2) of ERISA) is referred to herein as a "FLB ERISA Plan." No FLB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA. No FLB Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Internal Revenue Code or is a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Since the date the foregoing documents were delivered or made available to SCB, no amendments to any FLB Benefit Plan have been made. Except as disclosed in Section 6.17 of the FLB Disclosure Memorandum, FLB does not maintain any unwritten FLB Benefit Plans. No FLB Company nor any ERISA Affiliate is a party to a collective bargaining agreement. FLB has disclosed in Section 6.17 of the FLB Disclosure Memorandum a complete and accurate list of (A) each ERISA Affiliate, and (B) each FLB ERISA Plan that has not been adopted by each ERISA Affiliate that maintains a separate payroll.

                  (b) Except as disclosed in the FLB Disclosure Memorandum, all FLB Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB and each FLB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter (which may be a favorable determination issued to the sponsoring organization of a master, prototype or volume submitter plan) from the Internal Revenue Service, and FLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Except as disclosed in Section 6.17 of the FLB Disclosure Memorandum, no FLB Company nor any ERISA Affiliate has any liability to the Internal Revenue Service with respect to any FLB Benefit Plan, including any liability imposed by Chapter 43 of the Internal Revenue Code, and no FLB Company has engaged in a transaction with respect to any FLB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any FLB Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (c) Except as disclosed in Section 6.17 of the FLB Disclosure Memorandum, no FLB ERISA Plan which is a "defined benefit pension plan" subject to Title IV of ERISA has any "unfunded current liability" (as that term is defined in Section 302(d)(8)(A) of ERISA) and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities" (as that term is defined in Section 4001(a)(16) of ERISA) when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Except as disclosed in Section 6.17 of the FLB Disclosure Memorandum, since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FLB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FLB Pension Plan, and (iii) no increase in benefits under any FLB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB or materially adversely affect the funding status of any such plan. Neither any FLB Pension Plan nor any "single- employer plan," within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any FLB Company, or the single-employer plan of any entity which is considered one employer with FLB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on FLB. No FLB Company has provided, or is required to provide, security to a FLB Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any FLB Company with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which liability is reasonably likely to have a Material Adverse Effect on FLB. No FLB Company has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which liability is reasonably likely to have a Material Adverse Effect on FLB. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FLB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof. No FLB Company nor ERISA Affiliate has filed a notice of intent to terminate any ERISA Pension Plan or has adopted any amendment to treat such Plan as terminated. The Pension Benefit Guaranty Corporation has not instituted proceedings to treat any ERISA Pension Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any FLB Pension Plan.

                  (e) Except as disclosed in Section 6.17 of the FLB Disclosure Memorandum or otherwise provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of FLB or any of its Subsidiaries from FLB or any of its Subsidiaries under any FLB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FLB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (f) Except as disclosed in Section 6.17 of the FLB Disclosure Memorandum, no FLB Company has any liability for retiree health and life benefits under any of the FLB Benefit Plans other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended and Sections 601 through 608 of ERISA ("COBRA") or by any similar state law, and there are no restrictions on the rights of such FLB Company to amend or terminate any such plan without incurring any liability thereunder, which liability is reasonably likely to have a Material Adverse Effect on FLB. There is no pending or, to the Knowledge of FLB, threatened complaint, claim (other than a routine claim for benefits submitted by participants or beneficiaries), proceeding, audit or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any FLB Benefit Plan.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FLB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the FLB Financial Statements to the extent required by and in accordance with GAAP.

                  (h) Except as disclosed in Section 6.17(h) of the FLB Disclosure Memorandum, all contributions and payments made or accrued with respect to all FLB Benefit Plans are deductible under Sections 404 or 162 of the Internal Revenue Code and, if not made, are properly reflected on the financial statements of the FLB Companies and ERISA Affiliates. No event has occurred or circumstance exists that could result in an increase in premium costs of insured or self-insured FLB Benefit Plans that would have a Material Adverse Effect on FLB. Levels of insurance reserves, trust funding and accrued liabilities with respect to all ERISA Benefit Plans (to which such reserves or liabilities do or should apply) are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Mutual Covenants. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including the provisions of Section 8.9 of this Agreement, (i) without the prior written consent of SCB (which consent shall not be unreasonably withheld or delayed), FLB will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of FLB (which consent shall not be unreasonably withheld or delayed), SCB will not, and will cause each of its Subsidiaries not to:

                  (a) take any action that would (i) adversely affect the ability of any Party to obtain any necessary approvals of any Regulatory Authorities required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement; or

                  (b) except as set forth on Section 7.1(b) of such Party's Disclosure Memorandum, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to FLB, SCB or their respective Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder; or

                  (c) amend its Articles of Incorporation or Bylaws, other than an amendment to SCB's Articles of Incorporation to increase its authorized common stock from 10,000,000 shares to 12,000,000 shares; or

                  (d) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or

                  (e) (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in
(A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article 9 not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law; or

                  (f)      agree or commit to do anything prohibited by this
Section 7.1.

         7.2 Covenants of SCB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as expressly contemplated or permitted by this Agreement, SCB covenants and agrees that it will not, and will cause each of its Subsidiaries not to, do any of the following without the prior consent of FLB (which consent shall not be unreasonably withheld or delayed):

                  (a) operate its business other than in the usual, regular and ordinary course; or

                  (b) fail to use commercially reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises; or

                  (c) fail to use commercially reasonable efforts to maintain its current employee relationships; or

                  (d) make any unsecured loan or other extension of credit to any Person if, immediately after making such loan or extension of credit, such Person would be indebted to the SCB Companies, collectively, in an aggregate amount in excess of $500,000 (provided, that SCB may exceed this limit through a one-time unsecured loan or extension of credit to an existing borrower in an amount not to exceed 10% of the amount of the original loan or extension of credit to such borrower), or make any fully secured loan to any Person (except for loans secured by a first mortgage on single family owner-occupied real estate and except for any loan to any Person who has received from SCB a commitment for a loan or extension of credit prior to the date of this Agreement) if, immediately after making such loan, such Person would be indebted to the SCB Companies, collectively, in an aggregate amount in excess of $1,500,000 (provided, that SCB may exceed this limit through a one-time fully secured loan to an existing borrower in an amount not to exceed $500,000) (in either case FLB must object thereto, if at all, within two business days, and the failure to provide a written objection within two business days shall be deemed as the approval of FLB to make such loan or extend such credit); or

                  (e) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a SCB Company to another SCB Company) in excess of an aggregate of $500,000 (for the SCB Companies on a consolidated basis) except: (i) up to $5,000,000 in borrowings under SCB's line of credit with SunTrust Bank NA, upon not less than 24 hours prior notice to FLB; (ii) up to $5,000,000 in additional borrowings by SCB, upon not less than 24 hours prior notice to FLB, provided that the proceeds of such borrowings are contributed by SCB to SCB's bank subsidiaries and, further provided that SCB reasonably concludes that such borrowings are necessary in order for such bank subsidiaries to be "well-capitalized" within the guidelines of the FDIC; and (iii) other borrowings incurred in the ordinary course of the business of SCB Subsidiaries consistent with past practices (it being understood and agreed that the incurrence of indebtedness in the ordinary course of business shall include, without limitation, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities, but shall not include advances from the Federal Home Loan Bank); or

                  (f) impose, or suffer the imposition, on any Asset of any SCB Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the SCB Disclosure Memorandum); or

                  (g) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of SCB; or

                  (h) except as provided in Section 7.2(h)of the SCB Disclosure Memorandum or this Agreement, or pursuant to the exercise of stock options and commitments to make stock grants outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of capital stock of any SCB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

                  (i) adjust, split, combine, or reclassify any capital stock of any SCB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SCB Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any SCB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SCB Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (j) except for purchases of United States Treasury securities or United States Government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned SCB Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement in which case FLB may object thereto within two business days, and the failure to provide written objection within two business days shall be deemed to be approval of FLB to make such purchase or investment; or

                  (k) commence any Litigation other than in accordance with past practice or settle any Litigation involving any liability of any SCB Company for material money damages or restrictions upon the operations of any SCB Company; or

                  (l) except in the ordinary course of business, modify, amend, or terminate any material Contract other than renewals without material adverse change of terms, or waive, release, compromise, or assign any material rights or claims; or

                  (m) except as set forth in Section 7.2(m) of the SCB Disclosure Memorandum and for transactions in the ordinary course of business consistent with past practice, make any investment in excess of $150,000 either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof; or

                  (n) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement; or

                  (o) except as set forth on Section 7.1(o) of the SCB Disclosure Memorandum, (i) enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors or executive officers, (ii) enter into or amend any material written employment, severance or similar agreements or arrangements with any of its officers or employees, or
(iii) grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (A) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (B) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice; or

                  (p) make, declare, or pay any dividend or make any other distribution in respect of SCB's capital stock, except for (i) the acquisition of SCB Common Stock in a fiduciary or trust capacity in the ordinary course of business, (ii) regular and ordinary cash dividends on SCB Common Stock in an amount per share not to exceed the per share amount of SCB's most recent cash dividend as of the date of this Agreement, and (iii) dividends from wholly owned Subsidiaries of SCB to SCB or to another wholly owned Subsidiary of SCB; or

                  (q)      agree or commit to do anything prohibited by this
Section 7.2.

                  (r) Covenants of FLB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FLB covenants and agrees that it shall continue to conduct its business and the business of FLB Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the FLB Common Stock and the business prospects of the FLB Companies; provided, that nothing in this Agreement shall prevent any FLB Company from (i) discontinuing or disposing of any of its Assets or business or (ii) acquiring all or any portion of the business of any other entity, if such action is, in the judgment of FLB, desirable in the conduct of the business of FLB and its Subsidiaries.

         7.3 Dividends. From the date of this Agreement through the Effective Time, FLB shall not declare or pay any dividends other than quarterly cash dividends not to exceed $0.08 per share.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use commercially reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its respective Subsidiaries shall file all reports required to be filed by each of them with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material and except for the absence of certain footnote information in the unaudited financial statements). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with the Laws applicable to such reports.

                                   ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1      Registration Statement; Shareholder Approval.

                  (a) As soon as practicable after execution of this Agreement, FLB shall file the Registration Statement with the SEC, and shall use commercially reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state blue sky or securities Laws in connection with the issuance of the shares of FLB Common Stock upon consummation of the Merger. SCB shall furnish all information concerning it and the holders of its capital stock as FLB may reasonably request in connection with such action.

                  (b) Each of the Parties shall take, in accordance with applicable Law and its respective articles of incorporation and bylaws, all action necessary to convene, respectively, an appropriate meeting of the shareholders of such Party, each such meeting to be held as promptly as practical after the date hereof, for the purpose of voting upon approval of this Agreement and such other related matters as each deems appropriate. In connection with such shareholders' meetings, (i) each of the Parties shall mail the Joint Proxy Statement to its respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with the Registration Statement and the Joint Proxy Statement, (iii) the Board of Directors of each Party shall recommend (subject to compliance with their fiduciary duties under applicable law as advised by counsel) to such Party's shareholders the approval of this AgreemenT, and (iv) the Board of Directors and officers of each Party shall (subject to compliance with their fiduciary duties under applicable law as advised by counsel) use commercially reasonable efforts to obtain such shareholders' approval.

         8.2 Applications. As soon as practicable after execution of this Agreement, FLB shall use commercially reasonable efforts to prepare and file applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and thereafter use commercially reasonable efforts to cause the Merger to be consummated as expeditiously as possible, and SCB shall cooperate in the preparation and, where appropriate, filing of such applications. Further, FLB shall, prior to the Closing, prepare and file with the NYSE the required documents and make payment of the required fees for the shares of FLB Common Stock to be issued to holders of SCB Common Stock in connection with the Merger.

         8.3 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, FLB and SCB shall, in connection with the Closing, execute the Articles of Merger, and FLB shall cause the Articles of Merger to be filed with the Florida Secretary of State.

         8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including commercially reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, commercially reasonable efforts to obtain all Permits and Consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5      Access to Information; Confidentiality.

                  (a) From the date hereof to the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Article 10 hereof, upon reasonable notice and subject to applicable Laws, FLB and SCB shall afford each other, and each other's accountants, counsel, and other representatives, during normal working hours for the period of time prior to the Effective Time or termination of this Agreement pursuant to Article 10 hereof, reasonable access to all of its and its Subsidiaries' properties, books, contracts, commitments, and records and, during such period, each shall furnish promptly to the other Party (i) a copy of each report, schedule, and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of the Securities Laws, (ii) a copy of all filings made with any Regulatory Authorities or other governmental entities in connection with the transactions contemplated by this Agreement and all written communications received from such Regulatory Authorities and governmental entities related thereto, and (iii) all other information concerning either Party or its respective Subsidiaries' business, properties and personnel as the other Party may reasonably request, including reports of condition filed with Regulatory Authorities. In this regard, without limiting the generality of the foregoing, FLB and its Subsidiaries and Affiliates shall notify SCB promptly upon the receipt by it of any comments from the SEC, or its staff, and of any requests by the SEC for amendments or supplements to the Registration Statement or for additional information and will supply SCB with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its staff or any other government official, on the other hand, with respect to the Registration Statement. Each Party hereto shall, and shall cause its advisors and representatives to (x) conduct its investigation in such a manner which will not unreasonably interfere with the normal operations, customers or employee relations of the other and shall be in accordance with procedures established by the Parties having the due regard for the foregoing, and (y) refrain from using for any purposes other than as set forth in this Agreement, and shall treat as confidential, all information obtained by each hereunder or in connection herewith and not otherwise known to them prior to the Effective Time.

                  (b) FLB and its Affiliates will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors, representatives, and agents to hold, in confidence, unless compelled by judicial or other legal process, all confidential documents and information concerning SCB furnished to FLB or its Affiliates in connection with the transactions contemplated by this Agreement, including information provided in accordance with this Section 8.5, except to the extent that such information can clearly be demonstrated by FLB to have been (i) previously known on a nonconfidential basis by FLB, (ii) in the public domain other than as a result of disclosure by FLB or any of its Affiliates, or (iii) later lawfully acquired by FLB from sources other than SCB; provided, however, that FLB may disclose such information to its officers, directors, employees, consultants, advisors, representatives, and agents in connection with the transactions contemplated by this Agreement only to the extent that such Persons who, in FLB's reasonable judgment, need to know such information for the purpose of evaluating SCB (provided that such Persons shall be informed of the confidential nature of such information and shall agree to be bound by the terms of this provision) and, in any event, such disclosures shall be made only to the extent necessary for such purposes. If this Agreement is terminated in accordance with Article 10 hereof, FLB and its Affiliates shall maintain the confidence of such information and will, and will use their best efforts to cause its officers, directors, employees, consultants, advisors, representatives, and agents to, return to SCB all documents and other materials, and all copies made thereof, obtained by FLB or any of its Affiliates in connection with this Agreement that are subject to this Section 8.5.

                  (c) SCB and its Affiliates will hold, and will use their best efforts to cause their officers, directors, employees, consultants, advisors, representatives, and agents to hold, in confidence, unless compelled by judicial or other legal process, all confidential documents and information concerning FLB furnished to SCB or its Affiliates in connection with the transactions contemplated by this Agreement, including information provided in accordance with this Section 8.5, except to the extent that such information can clearly be demonstrated by SCB to have been (i) previously known on a nonconfidential basis by SCB, (ii) in the public domain other than as a result of disclosure by SCB or any of its Affiliates, or (iii) later lawfully acquired by SCB from sources other than FLB; provided, however, that SCB may disclose such information to its officers, directors, employees, consultants, advisors, representatives, and agents in connection with the transactions contemplated by this Agreement only to the extent that such Persons who, in SCB's reasonable judgment, need to know such information for the purpose of evaluating FLB (provided that such Persons shall be informed of the confidential nature of such information and shall agree to be bound by the terms of this provision) and, in any event, such disclosures shall be made only to the extent necessary for such purposes. If this Agreement is terminated in accordance with Article 10 hereof, SCB and its Affiliates shall maintain the confidence of such information and will, and will use their best efforts to cause its officers, directors, employees, consultants, advisors, representatives, and agents to, return to FLB all documents and other materials, and all copies made thereof, obtained by SCB or any of its Affiliates in connection with this Agreement that are subject to this Section 8.5.

         8.6 Press Releases. Prior to the Effective Time, SCB and FLB shall, prior to any release or disclosure, consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law (in which event such Party will use reasonable efforts to provide the other Party with the opportunity to review and comment on such disclosure prior to its release).

         8.7 Current Information. During the period from the date of this Agreement until the earlier to occur of the Effective Time or termination of this Agreement pursuant to Article 10 hereof, each of SCB and FLB shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other. Each of SCB and FLB shall promptly notify the other of (i) any material change in its business or operations, (ii) any material complaints, investigations, or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority, (iii) the institution or threat of material Litigation involving such Party, or (iv) the occurrence, or nonoccurrence, of an event or condition, the occurrence, or nonoccurrence, of which would be reasonably expected to cause any of such party's representations or warranties set forth herein to be untrue in any respect as of the Effective Time; and in each case shall keep the other fully informed with respect thereto.

         8.8 Other Actions. No Party shall, or shall permit any of its Subsidiaries to take any action, except in every case as may be required by applicable Law, that would or is intended to result in (i) any of its representations and warranties set forth in this Agreement that are qualified as to materiality being or becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material manner having a Material Adverse Effect, (iii) any of the conditions set forth in this Agreement not being satisfied or in a violation of any material provision of this Agreement, or (iv) adversely affecting the ability of any of them to obtain any of the Consents or Permits from Regulatory Authorities, unless, in any such case, such action is required by sound banking practice or applicable Law.

         8.9      No Solicitation.

                  (a) From and after the date of this Agreement and until the earlier of the termination of this Agreement or the Effective Time, except in compliance with this Section 8.9, SCB will not, and will not permit its directors, officers, employees, investment bankers, attorneys, accountants or other representatives, agents or Affiliates to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposals; (ii) engage in discussions with third parties, or negotiations concerning, or provide any non-public information to any person or entity in connection with, any Acquisition Proposal; or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal, except that, if SCB receives a communication that it believes, after consultation with its outside counsel, may upon clarification constitute a Superior Proposal (as defined below), SCB may communicate with the person making such communication to the limited extent necessary to obtain the necessary clarification.

                  (b) As used herein, the term "Acquisition Proposal" shall mean any proposal relating to a possible (i) merger, consolidation or similar transaction involving SCB or any of its Subsidiaries (other than a transaction with respect to which an acquisition agreement has been executed and publicly announced as of the date hereof); (ii) sale, lease or other disposition, directly or indirectly, involving SCB or any of its Subsidiaries representing, in the aggregate, 15% or more of the Assets of SCB on a consolidated basis;
(iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of SCB; (iv) transaction with SCB in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of SCB Common Stock; or (v) any other consolidation, business combination, recapitalization or similar transaction involving SCB or any of its subsidiaries, as a result of which the holders of shares of SCB Common Stock immediately prior to such transaction do not, in the aggregate, own at least 85% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of SCB Common Stock immediately prior to the consummation thereof; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated hereby.

                  (c) Notwithstanding the provisions of Section 8.9(a) above, if a corporation, limited liability company, limited liability partnership, partnership, person or other entity or group (a "Third Party") after the date of this Agreement submits to SCB's Board of Directors an unsolicited, bona fide, written Acquisition Proposal, and SCB's Board of Directors reasonably determines in good faith, after receipt of advice from outside legal counsel that the failure to engage in discussions with the Third Party concerning such Acquisition Proposal would likely cause SCB's Board of directors to breach its fiduciary duties to SCB and its shareholders, then, in such case, (i) SCB may (A) furnish information about its business to the Third Party under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such Third Party, provided that SCB must contemporaneously furnish to FLB all such non-public information furnished to the Third Party which has not been previously disclosed to FLB and (B) negotiate and participate in discussions and negotiations with such Third Party; and (ii) if SCB's Board of Directors determines that such an Acquisition Proposal is a Superior Proposal, SCB's Board of Directors may (subject to the provisions of this Section 8.9) (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement, in each case, at any time after the second business day following delivery of written notice to FLB (a "Notice of Superior Proposal") advising FLB that SCB's Board of Directors has received a Superior Proposal, identifying the Third Party and specifying the material terms and conditions of such Superior Proposal. SCB may take either of the foregoing actions pursuant to the preceding sentence if, and only if, an Acquisition Proposal that was a Superior Proposal continues to be a Superior Proposal in light of any improved proposal submitted by FLB, considered in good faith by SCB and with the advice of a financial advisor of nationally recognized reputation, prior to the expiration of the two business day period specified in the preceding sentence. For purposes of this Agreement, "Superior Proposal" means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which SCB's Board of Directors determines are more favorable to SCB's shareholders from financial point of view than the Merger (or other revised proposal submitted by FLB as contemplated above), after consultation with its outside legal counsel and a financial adviser of nationally recognized reputation and that the Third Party is reasonably likely to consummate the Superior Proposal on the terms proposed.

                  (d) Nothing contained in this Section 8.9 shall prohibit SCB from taking, and disclosing to its shareholders, a position required by Rule 14e-2(a) or Rule 14d-9(e) under the Exchange Act.

                  (e) SCB will notify FLB promptly, and in any event within 24 hours, if (i) a bona fide Acquisition Proposal is made or is modified in any material respect (including the principal terms and conditions of any such Acquisition Proposal or modification thereto and the identity of the offeror) or
(ii) SCB furnishes non-public information to, or enters into discussions or negotiations with respect to an acquisition Proposal with, any Third Party.

                  (f) In addition to the obligations of SCB set forth in this Section 8.9, SCB, as promptly as practicable, will advise FLB orally and in writing of any request for information which SCB reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry, and SCB will keep FLB informed in all material respects of the status of any such request, Acquisition Proposal or inquiry.

                  (g) It is understood and agreed that, without limitation of SCB's obligations hereunder, any violation of this Section 8.9 by any director, officer, Affiliate, investment bank, financial advisor, accountant, attorney or other advisor or representative of SCB, whether or not such person or entity is purporting to act on behalf of SCB, shall be deemed to be a breach of this Section 8.9 by SCB. SCB agrees that, as of the date hereof, it, its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other representatives and agents, shall immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Third Party (other than FLB and its representatives) conducted heretofore with respect to any Acquisition Proposal.

         8.10 Agreement of Affiliates. SCB has disclosed in Section 8.10 of the SCB Disclosure Memorandum all Persons whom it reasonably believes are "affiliates" of SCB as that term is defined in Rule 145 under the 1933 Act. SCB shall use commercially reasonable efforts to cause each Person who may be deemed an affiliate of SCB to execute and deliver to FLB not later than the date of mailing of the Joint Proxy Statement, a written agreement, substantially in the form of Exhibit 1 hereto.

         8.11 Employment Contracts. At the request of SCB, FLB shall offer to enter into employment agreements with the persons listed on Exhibit 2 on terms mutually acceptable to SCB and FLB, in exchange for each such person's agreement to cancel and terminate any existing employment agreements between each such person and SCB.

         8.12     Indemnification: Directors' and Officers' Insurance.

                  (a) In the event of any threatened or actual claim, action suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of SCB or any of its Subsidiaries or who is or was serving at the request of SCB or any of its Subsidiaries as a director, officer, employee or agent of another person (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of SCB or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, FLB shall indemnify and hold harmless, as and to the fullest extent provided by applicable law, the Articles of Incorporation and Bylaws of SCB, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party as provided by the Articles of Incorporation or Bylaws of SCB), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Without limiting the foregoing, in any case in which approval of FLB is required to effectuate any indemnification, FLB shall direct or cause such FLB Company to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FLB and the Indemnified Party. FLB shall, and shall cause all other relevant FLB Companies, to apply such rights of indemnification in good faith and to the fullest extent permitted by Law.

                  (b) FLB shall use commercially reasonable efforts to cause the individuals serving as officers and directors of SCB or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of four years from the Effective Time by the directors' and officers' liability insurance policy maintained by SCB (provided that FLB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such.

                  (c) If FLB or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of FLB shall assume the obligations set forth in this Section 8.12.

                  (d) The provisions of this Section 8.12 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         8.13 Additional Reports. In accordance with Section 8.5, SCB and FLB shall each furnish to the other copies of any SEC Documents that it files with the SEC on or after the date hereof, and SCB and FLB, as the case may be, represents and warrants that as of the respective dates thereof, such SEC Documents will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such SEC Documents (including any related notes and schedules) will fairly present, in all material respects, the financial position of SCB or FLB, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except that such unaudited financial statement exclude footnote disclosures necessary for a fair presentation which would make them in compliance with GAAP, and such financial statements are subject, where appropriate, to normal year-end adjustments).

         8.14     Exemption from Liability under Section 16(b)

                  (a) Provided that SCB delivers to FLB the Section 16 Information (as defined below) with respect to SCB prior to the Effective Time, the Board of Directors of FLB, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will adopt a resolution in advance of the Effective Time providing that the receipt by SCB Insiders (as defined below) of FLB Common Stock in exchange for shares of SCB Common Stock, and the receipt of options of FLB in exchange for options of SCB, pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                  (b) "Section 16 Information" shall mean information accurate in all respects regarding SCB Insiders, the number of shares of SCB Common Stock or other SCB equity securities deemed to be beneficially owned by each SCB Insider and expected to be exchanged for FLB Common Stock in connection with the Merger, provided that the requirement for a description of any SCB Stock Options shall be deemed to be satisfied if copies of all SCB Stock Plans, and forms of agreements evidencing grants thereunder which such SCB Stock Options have been granted, have been made available to FLB.

                  (c) "SCB Insiders" shall mean those officers and directors of SCB who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

         8.15 Right to Update Disclosure Memoranda. Each Party shall have the right, without being in breach of its representations and warranties set forth in this Agreement, to supplement or amend its Disclosure Memorandum, and to add additional references to its Disclosure Memorandum to its representations and warranties contained in this Agreement, with respect to any matter arising after the date hereof or discovered between the date hereof and the date of the Closing. A copy of the amended or supplemented Disclosure Memorandum and the additional Disclosure Memorandum references shall be promptly provided to the other Party. Any such amended or supplemented Disclosure Memorandum and additional Disclosure Memorandum references shall not give the other Party the right not to proceed to Closing, unless the facts underlying such amended or supplemented Disclosure Memorandum or additional Disclosure Memorandum references would be reasonably likely to result in a Material Adverse Effect.

         8.16     Employee Matters.

                  (a) From the Effective Time, FLB shall provide the employees of the SCB Companies and its Subsidiaries as of the Effective Time (the "Covered Employees") with employee benefits and compensation plans, programs and arrangements that are equivalent to those provided to similarly situated employees of FLB and its Subsidiaries.

                  (b) From and after the Effective Time, FLB shall (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by FLB or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with SCB or any of its Subsidiaries prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of FLB or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time and, with respect to life insurance coverage, up to the Covered Employee's current level of insurability, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of FLB or any of its Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of FLB or any of its Subsidiaries).

                  (c) From and after the Effective Time, FLB shall honor all accrued and vested benefit obligations to and contractual rights of current and former employees of SCB and its Subsidiaries under the SCB Benefit Plans.

                                   ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.7 of this Agreement:

                  (a) Shareholder Approvals. The shareholders of each of SCB and FLB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law.

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (c) Consents and Approvals. Other than filing the Articles of Merger, each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement or listed in Section 9.1(c) of the SCB Disclosure Memorandum) or for the preventing of any default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

                  (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (e) Registration Statement. The Registration Statement shall have been declared effective under the 1933 Act, and no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

                  (f) Tax Matters. Each Party shall have received a written opinion from its respective counsel, in a form reasonably satisfactory to such Party (the "Tax Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (ii) the exchange in the Merger of SCB Common Stock for FLB Common Stock will not give rise to gain or loss to the shareholders of SCB with respect to such exchange (except to the extent of any cash received). In rendering each such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of SCB and FLB reasonably satisfactory in form and substance to such counsel.

                  (g) NYSE Listing. The shares of FLB Common Stock to be issued to the holders of SCB Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         9.2 Conditions to Obligations of FLB. The obligations of FLB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FLB pursuant to Section 11.7(a) of this Agreement:

                  (a) Representations and Warranties. The representations and warranties of SCB contained herein shall be true and correct both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on SCB.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of SCB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

                  (c) Certificates. SCB shall have delivered to FLB (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by SCB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FLB and its counsel shall request.

                  (d) Non-Compete Agreements. FLB shall have received an executed copy of a Non-Compete Agreement in the form attached to this Agreement as Exhibit 3 from at least 90% of the directors of SCB who are not executive officers of SCB.

                  (e) Opinion of Counsel. FLB shall have received a written opinion of Shutts & Bowen LLP, counsel to SCB, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 4.

                  (f) Employment Agreements. A majority of the employees of SCB identified on Exhibit 2 shall have entered into employment agreements with FLB, effective as of the Effective Time, containing terms as set forth on
Exhibit 2.

                  (g) Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence which had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCB.

         9.3 Conditions to Obligations of SCB. The obligations of SCB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SCB pursuant to Section 11.7(b) of this Agreement:

                  (a) Representations and Warranties. The representations and warranties of FLB contained herein shall be true and correct both as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect on FLB.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FLB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

                  (c) Certificates. FLB shall have delivered to SCB (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FLB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SCB and its counsel shall request.

                  (d) Opinion of Counsel. SCB shall have received a written opinion of Smith, Gambrell & Russell, LLP, counsel to FLB, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.

                  (e) Material Adverse Event. Since the date hereof, there shall not have been any event, change or occurrence which had, or is reasonably likely to have individually or in the aggregate, a Material Adverse Effect on FLB.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a)      By mutual written consent of FLB and SCB; or

                  (b) By either Party in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 40 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger pursuant to Section 9.2(a) or Section 9.3(a) of this Agreement; or

                  (c) By either Party in the event of a material breach by the other Party of any covenant, agreement, or obligation contained in this Agreement which breach cannot be or has not been cured within 40 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By either Party in the event any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                  (e) By either Party in the event the shareholders of SCB or FLB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by applicable Law at the meetings of such shareholders to be held pursuant to Section 8.1; or

                  (f) By either Party in the event that the Merger shall not have been consummated by December 31, 2004, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this
Section 10.1(f); or

                  (g) By either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section

9.2(a) of this Agreement in the case of SCB and Section 9.3(a) in the case of FLB or in material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(f) of this Agreement; or

                  (h) By SCB at any time during the three business day period commencing on the first business day following the Approval Date, if the average per share closing price of the FLB Common Stock on the NYSE over the twenty trading days ending on the Approval Date is less than $15.00 (which amount shall be appropriately adjusted to reflect any stock splits, stock dividends or similar transactions); provided, however, that SCB agrees that it will not exercise its right of termination for a period of fifteen days following the Approval Date, and during such period will agree to consider any proposal made by FLB, provided that SCB may accept or reject such proposal in SCB's sole discretion.

                  (i)      By SCB pursuant to the provisions of Section 8.9.

         10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and neither Party shall have any liability of any nature whatsoever under this Agreement or in connection with the transactions contemplated by this Agreement except that (i) the provisions of this Section 10.2 and Sections 8.5, 10.3, 10.4 and Article 11 of this Agreement shall survive any such termination, and (ii) such termination shall not relieve any Party from liability arising from any willful breach of any provision of this Agreement.

         10.3     Termination Fees.

                  (a)      In the event that this Agreement is terminated:

                           (i)      by either FLB or SCB pursuant to Section
10.1(e) as a result of the failure of the shareholders of SCB to approve this Agreement at the SCB Shareholders Meeting and either (A) at the time of the SCB Shareholders' Meeting (or at any adjournment thereof) an Acquisition Proposal shall have been publicly disclosed and not withdrawn, or (B) prior to the SCB Shareholders' Meeting, SCB's Board of Directors shall have withdrawn its recommendation or refused to recommend to the shareholders of SCB that they vote to approve this Agreement; or

                           (ii)     by FLB pursuant to Section 10.1(c) as a
result of a material breach by SCB of Section 8.9; or

                           (iii)    by FLB pursuant to Section 10.1(c) as a
result of any knowing, willful or intentional breach of this Agreement on the part of SCB (other than a material breach by SCB of Section 8.9); provided that:
(A) at the time of such termination SCB shall not be entitled to terminate the Agreement pursuant to Section 10.1(b) or 10.1(c); and (B) either (1) an Acquisition Proposal shall have been publicly disclosed at or before the time of such breach; or (2) an overture from a bona fide person or entity shall have been communicated to the SCB Board of Directors at or before the time of such breach to engage in an agreement, plan or transaction to acquire or purchase all or a substantial portion of the assets of or a substantial equity interest in, or to effect any recapitalization, liquidation or dissolution involving or a business combination or other similar transaction with, SCB or any SCB Subsidiary (including, without limitation, a bona fide tender offer or exchange offer to purchase SCB common stock) other than with FLB or a FLB Subsidiary; or

                           (iv)     by SCB pursuant to Section 10.1(i);

                  and, within six months of any termination described in (i),
         (ii), (iii) or (iv) above, SCB consummates, or enters into a definitive agreement with respect to consummation of, an Acquisition Proposal (an "Alternative Transaction Event"),

                  then,

                  SCB shall within five Business Days after the occurrence of such Alternative Transaction Event, pay to FLB a termination fee equal to $7,500,000 (the "SCB Termination Fee") by wire transfer of immediately available funds. The SCB Termination Fee will be the sole and exclusive remedy of FLB for all claims under this Agreement.

                  (b) In the event this Agreement is terminated by either FLB or SCB, pursuant to Section 10.1(e) as a result of the failure of the shareholders of FLB to approve this Agreement and the transactions contemplated by this Agreement at the FLB shareholders' meeting, then FLB shall, within 5 business days after the termination of this Agreement for such reason, pay to SCB the Termination Fee of $7,500,000 (the "FLB Termination Fee") by wire transfer of immediately available funds.

                  (c) In the event this Agreement is terminated by SCB as a result of FLB's failure to satisfy any of its representations, warranties or covenants set forth herein, then FLB shall reimburse SCB for its reasonable out-of-pocket expenses relating to the Merger in an amount not to exceed $1,000,000, which amount shall not be deemed an exclusive remedy or liquidated damages.

         10.4 Reimbursement of Certain Costs. Each Party acknowledges that the agreements contained in Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Party would have entered into this Agreement; accordingly, if either Party fails promptly to pay any amount due pursuant to Section 10.3 and, in order to obtain such payment, the other Party commences a suit which results in a judgment against such Party for all or a substantial portion of the payment required by Section 10.3, the Party required to make such payment shall pay to the Party entitled to such payment its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amounts due from the date that payment was required to be made until the date payment is made at the prime rate of SunTrust Bank, N.A. in effect on the date payment was required to be made plus two percentage points.

         10.5 Non-Survival of Representations and Covenants. The respective representations and warranties of the Parties shall not survive the Effective Time. All agreements of the Parties to this Agreement which by their terms are to be performed following the Effective Time shall survive the Effective Time until performed in accordance with their terms.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1     Definitions.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Acquisition Proposal" shall have the meaning set forth in Section 8.9 of this Agreement.

         "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

         "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits hereto, the FLB Disclosure Memorandum and the SCB Disclosure Memorandum.

         "Approval Date" shall mean the date on which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period required by Law) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of SCB approve this Agreement to the extent that such approval is required by applicable Law; and (iii) the date on which the shareholders of FLB approve this Agreement to the extent that such approval is required by applicable Law.

         "Articles of Merger" shall mean the Articles of Merger to be executed by the Parties and filed with the Secretary of State of the State of Florida relating to the Merger as contemplated by Section 1.3 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing" shall have the meaning set forth in Section 1.2 of this Agreement.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person.

         "Contract" shall mean any written agreement, commitment, contract, note, bond, mortgage, indenture, instrument, lease, obligation, or plan of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or Assets.

         "Default" shall mean (i) any breach or violation of or default under any Contract, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any liability under, any Contract where, in any such event, such default is reasonably likely to have a Material Adverse Effect on a Party.

         "Effective Time" shall have the meaning set forth in Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning set forth in Section 3.1(c) of this Agreement.

         "Exhibits" 1, 2, 3, 4 and 5 shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

         "FBCA" shall mean the Florida Business Corporation Act.

         "FLB" shall have the meaning set forth in the first paragraph of this Agreement.

         "FLB Capital Stock" shall have the meaning set forth in Section 6.3 of this Agreement.

         "FLB Common Stock" shall mean the $0.01 par value common stock of FLB.

         "FLB Companies" shall mean, collectively, FLB and all FLB Subsidiaries.

         "FLB Contract" shall have the meaning set forth in Section 6.16 of this Agreement.

         "FLB Disclosure Memorandum" shall mean the written information entitled "FLB Corporation Disclosure Memorandum" delivered prior to the date of this Agreement to SCB, and all amendments or supplements thereto occurring between the date of this Agreement and the date of the Closing, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "FLB Financial Statements" shall mean certain financial statements of FLB consisting of (i) the consolidated balance sheets and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) as of and for each of the three years ended December 31, 2003, 2002, and 2001, as contained in the FLB SEC Reports, and (ii) the consolidated balance sheets and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in any SEC Document filed by FLB with respect to any period ended subsequent to December 31, 2003.

         "FLB SEC Reports" shall have the meaning set forth in Section 6.5(a) of this Agreement.

         "FLB Shareholders' Meeting" shall mean the meeting of the shareholders of FLB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "FLB Subsidiaries" shall mean the Subsidiaries of FLB, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of FLB in the future and owned by FLB at the Effective Time.

         "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied during the periods involved applicable to banks or bank holding companies, as the case may be.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities, and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" shall have the meaning set forth in Section 8.14 of this Agreement.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Joint Proxy Statement" shall mean the proxy statement used by SCB and FLB to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of FLB relating to the issuance of the FLB Common Stock to holders of SCB Common Stock.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, or any executive vice president of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "Lien" with respect to any Asset, shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable or being contested in good faith, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and
(iii) other Liens incurred in the ordinary course of the banking business.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.

         "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or its Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

         "Merger" shall have the meaning set forth in the Preamble of this Agreement.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Order" shall mean any decree, injunction, judgment, order, decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean either SCB or FLB, and "Parties" shall mean SCB and FLB.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FLB under the 1933 Act with respect to the shares of FLB Common Stock to be issued to the shareholders of SCB in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the SEC, NASD, NYSE, and all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries.

         "Rights" shall mean all arrangements, calls, commitments, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or any contract, commitments or other arrangements by which a Person is or may be bound to issue additional shares of its capital stock or options, warrants, rights to purchase or acquire any additional shares of its capital stock, or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

         "SCB" shall have the meaning set forth in the first paragraph of this Agreement.

         "SCB Benefits Plans" shall have the meaning set forth in Section 5.17(a) of this Agreement.

         "SCB Common Stock" shall mean the $1.00 par value common stock of SCB.

         "SCB Companies" shall mean, collectively, SCB and all SCB Subsidiaries.

         "SCB Contract" shall have the meaning set forth in Section 5.16.

         "SCB Disclosure Memorandum" shall mean the written information entitled "SCB Disclosure Memorandum" delivered prior to the date of this Agreement to FLB, and all amendments and supplements thereto occurring between the date of this Agreement and the date of the Closing, describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

         "SCB ERISA Plan" shall have the meaning set forth in Section 5.17(a) of this Agreement.

         "SCB Financial Statements" shall mean certain financial statements of SCB consisting of (i) the consolidated balance sheets and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) as of and for each of the three years ended December 31, 2002, 2001 and 2000, as contained in the SCB SEC Reports, and (ii) the consolidated balance sheets and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed by SCB with respect to any period ended subsequent to December 31, 2002.

         "SCB Options" shall have the meaning set forth in Section 3.5(a) of this Agreement.

         "SCB SEC Reports" shall have the meaning set forth in Section 5.5(a) of this Agreement.

         "SCB Shareholders' Meeting" shall mean the meeting of the shareholders of SCB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "SCB Stock Plans" shall have the meaning set forth in Section 3.5(a) of this Agreement.

         "SCB Subsidiaries" shall mean the Subsidiaries of SCB, which shall include the SCB Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of SCB in the future and owned by SCB at the Effective Time.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

         "Securities Laws" shall mean the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto.

         "Tax Opinion" shall have the meaning set forth in Section 9.1(g) of this Agreement.

         "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2     Expenses.

                  (a)      Except as otherwise provided in this Section 11.2 and
Section 10.2, each of FLB and SCB shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of FLB and SCB shall each bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute an exclusive remedy or liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Except for fees to be paid to SunTrust Robinson Humphrey by SCB pursuant to a letter agreement that has been heretofore disclosed to FLB, each Party represents and warrants that no action has been taken by it that would give rise to any valid claim against either Party for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Other than as provided in Section 8.14, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Board of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the shareholders of a Party, there shall be made no amendment that modifies in any material respect the consideration to be received by holders of SCB Common Stock without the further approval of such shareholders.

         11.6 Obligations of SCB and FLB. Whenever this Agreement requires SCB or FLB to take any action, such requirement shall be deemed to include an undertaking by such Party to cause the Subsidiaries of such Party to take such action.

         11.7     Waivers.

                  (a) Prior to or at the Effective Time, FLB, acting through its Board of Directors, chief executive officer, president, or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by SCB, to waive or extend the time for the compliance or fulfillment by SCB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FLB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FLB.

                  (b) Prior to or at the Effective Time, SCB, acting through its Board of Directors, chief executive officer, president or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by FLB, to waive or extend the time for the compliance or fulfillment by FLB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SCB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SCB.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.8 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.9 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

        SCB:                    Southern Community Bancorp
                                250 North Orange Avenue
                                Orlando, Florida 32801
                                Telecopy Number: (407) 322-7492
                                Attention: Chairman and Chief Executive Officer

        Copy to Counsel:        Shutts & Bowen LLP
                                300 S. Orange Avenue
                                Suite 1000
                                Orlando, FL 32801
                                Telecopy Number: (407) 425-8316
                                Attention: Rod N. Jones, Esq.

        FLB:                    First National Bankshares of Florida, Inc.
                                2150 Goodlette Road North
                                Naples, Florida 34102
                                Telecopy Number: 239-435-7658
                                Attention: Chairman and Chief Executive Officer

        Copy to Counsel:        Smith, Gambrell & Russell, LLP
                                1230 Peachtree Road, NE
                                Suite 3100, Promenade II
                                Atlanta, Georgia 30309
                                Telecopy Number: 404-685-7058
                                Attention: Robert C. Schwartz, Esq.

         11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws.

         11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

         11.12 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                [Remainder of this Page Intentionally Left Blank]

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer as of the day and year first above written.

                                 FIRST NATIONAL BANKSHARES OF FLORIDA, INC.

                             By: /s/ Gary L. Tice
                                 -----------------------------------------------
                                 Gary L. Tice
                                 Chairman and Chief Executive Officer

                                 SOUTHERN COMMUNITY BANCORP

                             By: /s/ Charlie W. Brinkley, Jr.
                                 -----------------------------------------------
                                 Charlie W. Brinkley, Jr.
                                 Chairman and Chief Executive Officer